INTER-AFFILIATE TRANSFER AGREEMENT

(Sub-Administration Agreement)

Legg Mason Growth Trust, Inc.

Legg Mason Value Trust, Inc.

Legg Mason Special Investment Trust, Inc.

Legg Mason Investors Trust, Inc. (American Leading Companies Trust)

This Inter-Affiliate Transfer Agreement (“Transfer Agreement”) is made as of the 30th day of September, 2009 by and among Legg Mason Fund Adviser, Inc. (“LMFA”), Legg Mason Partners Fund Advisor, LLC (“LMPFA”), Legg Mason Capital Management, Inc. (“LMCM”), and each of the investment companies set forth on Appendix 1 (each an “Investment Company”), with respect to the series set forth on Appendix 1 (each a “Fund”).

Recitals

LMFA and LMCM are each party to a Sub-Administration Agreement (“Sub-Admin. Agreement”) with respect to each Fund as set forth on Appendix 1 hereto, pursuant to which LMFA provides certain administrative services to the Fund; and

LMFA and LMPFA are affiliated by virtue of being wholly owned subsidiaries of Legg Mason, Inc. and share common officers, directors, and employees; and

LMFA desires to transfer its duties and obligations under each Sub-Admin. Agreement to LMPFA, and LMPFA is willing to accept the transfer and assume the duties and obligations under the Sub-Admin. Agreement on the terms and conditions set forth herein; and

LMCM and each Investment Company, on behalf of each Fund, have agreed to the proposed transfer;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows with respect to each Sub-Admin. Agreement:

1a. Transfer and Assumption. The parties agree that the terms and conditions of each Sub-Admin. Agreement are incorporated herein by reference, each with respect to the appropriate Fund. Effective September 30, 2009, LMFA hereby transfers, conveys and sets over all of its rights, interests, claims and entitlements under the Sub-Admin. Agreement to LMPFA and to its successors and permitted assigns, to have and to hold the same forever;

1b. Representation. LMPFA makes all representations and warranties of LMFA in the Sub-Admin. Agreement with the same force and effect as if set forth fully herein.

LMPFA hereby undertakes, assumes, and agrees to perform or otherwise discharge when due all covenants, liabilities, duties and obligations of LMFA under or in connection with or arising out of the Sub-Admin. Agreement. Except as expressly herein provided, this Transfer Agreement shall not be construed to modify, terminate or merge any rights any party to the Sub-Admin. Agreement has pursuant to the terms thereof, and the parties hereby confirm that all of the terms and provisions of the Sub-Admin Agreement remain in full force and effect.

2. Consent. LMCM and each Investment Company, on behalf of each Fund, hereby consents and agrees to the foregoing transfer and assumption.

3. Further Assurances. Each of the parties agrees to execute and deliver, at its own expense, such further documents, and to do such further things, as another party may reasonably request in order to more fully effectuate the transactions contemplated by this Transfer Agreement.

4. Governing Law. This Transfer Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of laws provisions.

5. Counterparts. This Transfer Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but one and the same instrument, and any of the parties hereto may execute this Transfer Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agreement to be executed by their respective officers, or other authorized signatories, as of the date first above written.

ATTEST:		EACH INVESTMENT COMPANY LISTED ON APPENDIX 1 WITH RESPECT TO EACH FUND SO LISTED.

By:	/S/	By:	/S/
Name: Title:

ATTEST:		LEGG MASON CAPITAL MANAGEMENT, INC.

By:	/S/	By:	/S/
Name: Title:

ATTEST:		LEGG MASON FUND ADVISER, INC.

By:	/S/	By:	/S/
Name: Title:

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ATTEST:		LEGG MASON PARTNERS FUND ADVISOR, LLC

By:	/S/	By:	/S/
Name: Title:

APPENDIX 1

Investment Company	Fund	Date of Agreement
Legg Mason Growth Trust, Inc.	Legg Mason Growth Trust, Inc.	April 1, 2005
Legg Mason Investors Trust, Inc.	Legg Mason American Leading Companies Trust	April 1, 2005
Legg Mason Special Investment Trust, Inc.	Legg Mason Special Investment Trust, Inc.	April 1, 2005
Legg Mason Value Trust, Inc.	Legg Mason Value Trust, Inc.	April 1, 2005

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